Sutor Regains Compliance with NASDAQ Listing Requirement

for Minimum Bid Price

CHANGSHU, China, November 12, 2012 -- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), a leading China-based manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications, today announced that it has regained compliance with the NASDAQ Stock Market Listing Rules (the “Listing Rules”) that require maintenance of a minimum $1.00 per share bid price.

As previously disclosed, the Company received a notice from The NASDAQ Stock Market on June 25 2012, indicating that, for the last 30 consecutive business days, the bid price for the Company's common stock had closed below the minimum $1.00 per share required for continued inclusion on The NASDAQ Capital Market under the NASDAQ listing Rule 5550(a)(2). The Company was granted a period of 180 calendar days, or until December 24 2012, to regain compliance with the minimum bid price requirement.

On November 9, 2012, the Company received notification from The NASDAQ Listing Qualifications department that it had regained compliance with the minimum bid price requirement under the Listing Rule 5450(a)(1) after maintaining a closing bid price of the Company’s common stock equal to or in excess of $1.00 per share for the last 10 consecutive trading days, from October 24, 2012 to November 8, 2012.

About Sutor Technology Group Limited

Sutor is one of the leading China-based manufacturers and distributors of high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2012, and other risks mentioned in our other reports filed with the Securities Exchange Commission (“SEC”). Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

China	US
Jason Wang, Director of IR	Lena Cati, IR Representative
Sutor Technology Group Limited	The Equity Group
Tel: +86-512-5268-0988	Tel: 212 836-9611
Email: investor_relations@sutorcn.com	Email: lcati@equityny.com